Exhibit (c)(6) Special Committee Discussion Materials Project Venus March 20, 2017

Disclaimer (Centerview Partners) This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of HSN, Inc. (“Hero” or the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by Hero and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its financial performances, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

Disclaimer (Goldman Sachs) These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Special Committee of the Board of Directors (the "Special Committee") of Hero (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. 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Key Takeaways Premiums in precedent cash/stock control transactions have typically been in the range of ~20-40%; however, limited comparability of dataset At the Special Committee’s request, Advisors have reviewed public company transactions in which either the target shareholders retained a small stake in the pro forma company or in which the control acquiror was a minority shareholder in the target Limited number of transactions with a truly comparable structure to that of the potential transaction between Hero and Queen (i.e., 100% stock transaction where the acquiror owns a significant stake in target prior to the transaction and the target retains a ~10-20% stake in the pro forma company) — No identified comparable minority shareholder control, all-stock transactions identified in the U.S. over past ten years >45% Stock Control Transactions: >45% of the consideration was acquiror stock and pro forma for the transaction the target shareholders owned <30% of acquiror (26 transactions)(1) — Premia have typically been in the range of ~20% - 45% (25th-75th percentile) over the past ten years, with median of 33% (lower premia on the all-stock deals) — Lower pro forma ownership associated with higher premium (R-squared of ~39%), consistent with notion that a higher premium compensates the seller for lower synergy capture and control Minority Shareholder Control Transactions: the acquiror owned <50% of the target prior to the transaction and >65% of the target post-transaction (12 transactions)(2) — Premia have typically been in the range of ~17% - 38% (25th-75th percentile) over the past ten years, with a median of 25% — Most of dataset consists of cash deals; limited number of transactions in U.S. over past ten years Source: Public filings and press reports, ThomsonOne and Factset. Note: (1) Dollars in billions. Includes announced and completed transactions over $500mm since 2007 with a U.S. target in which acquiror stock represented at least 45% of the consideration and the target shareholders owned <30% of the pro forma company. Excludes real estate, financial and energy transactions. Includes announced and completed transactions over $500mm since 2007 with targets and acquirors located in North America and Europe where the acquiror had a stake < 50% prior to the transaction and a stake >65% post transaction. Excludes real estate, financials, and energy deals. 3 (2)

Premia in >45% Stock Control Transactions

Select transactions in U.S. over past 10 years in which consideration was >45% acquiror stock and pro forma for the transaction target shareholders owned <30% of acquiror[1]

	Date Announced	Target	Acquiror	TEV	1-Day Premium	% Equity Consideration	PF Target Ownership	
All Stock Transactions	7/5/16	Thompson Creek Metals Co Inc	Centerra Gold Inc	$1.1	32%	100%	8%	
	6/4/15	Bio-Reference Laboratories Inc	OPKO Health Inc	1.3	60%	100%	14%	
	3/9/15	RTI International Metals	Alcoa	1.5	50%	100%	7%	
	2/20/14	Emeritus Corp	Brookdale Senior Living Inc	5.4	32%	100%	27%	
	5/20/13	Warner Chilcott PLC	Actavis Inc	8.5	34%	100%	23%	
	4/14/08	Northwest Airlines Corp	Delta Air Lines Inc	7.0	17%	100%	31%	
	12/13/07	AMIS Holdings Inc	ON Semiconductor Corp	1.1	38%	100%	26%	
	9/24/07	Metal Management Inc	Sims Group Ltd	1.6	18%	100%	30%	
	9/17/07	McLeodUSA Inc	PAETEC Holding Corp	1.3	11%	100%	25%	
	3/18/07	InfraSource Services Inc	Quanta Services Inc	1.3	17%	100%	25%	
	25th Percentile				***18%***		***16%***	
	Median				***32%***		***25%***	
	75th Percentile				***37%***		***27%***	
Mixed Consideration Transactions	11/21/16	Applied Micro Circuits Corp	MACOM Technology Solutions Hol	$0.8	15%	61%	16%	
	10/21/16	Reynolds American	British American Tobacco	97.4	20%	48%	19%	42%
	4/4/16	Ruckus Wireless Inc	Brocade Commun Sys Inc	1.5	44%	55%	15%	
	11/4/15	HomeAway Inc	Expedia Inc	3.9	20%	74%	14%	
	6/16/14	tw telecom inc	Level 3 Communications Inc	7.6	22%	75%	29%	
	5/18/14	DirecTV Inc	AT&T Inc	67.1	30%	70%	15%	*Acquiror Significant Shareholder*
	10/16/12	Cymer Inc	ASML Holding NV	2.3	71%	76%	8%	
	4/27/11	Synthes Inc	Johnson & Johnson	19.3	22%	65%	8%	
	9/27/10	AirTran Holdings Inc	Southwest Airlines Co	1.5	69%	51%	6%	
	10/21/09	Switch & Data Facilities Co	Equinix Inc	0.9	34%	80%	12%	
	4/19/09	PepsiAmericas	PepsiCo	6.0	43%	50%	1%	43%
	4/19/09	The Pepsi Bottling Group	PepsiCo	14.4	45%	50%	3%	33%
	1/8/09	Thinkorswim Group Inc	TD Ameritrade Holding Corp	0.6	54%	62%	4%	
	3/31/08	Ansoft Corp	ANSYS Inc	0.8	39%	50%	12%	
	3/31/08	CSK Auto Inc	O'Reilly Automotive	1.2	29%	92%	14%	
	11/18/07	Pharmion Corp	Celgene Corp	3.0	46%	65%	6%	
	25th Percentile				***22%***	***51%***	***6%***	
	Median				***37%***	***63%***	***12%***	
	75th Percentile				***45%***	***74%***	***15%***	
Total	***25th Percentile***				***20%***	***61%***	***8%***	
	Median				***33%***	***75%***	***14%***	
	75th Percentile				***45%***	***100%***	***25%***	

Source: Public filings and press reports, ThomsonOne and Factset.

Note: Dollars in billions.

(1) Includes announced and completed transactions over $500mm since 2007 with a U.S. target in which acquiror stock represented at least 45% of the consideration and the target shareholders owned <30% of the pro forma company. Excludes real estate, financial and energy transactions.

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Premia in >45% Stock Control Transactions – Regression Select transactions in U.S. over past 10 years in which consideration was >45% acquiror stock and pro forma for the transaction target shareholders owned <30% of acquiror(1) Lower Pro Forma Ownership of Target Correlated with Higher Premium 80% n 70% 60% 50% 40% 30% 20% 10% 0% 0% 5% 10% 15% 20% 25% 30% 35% Pro Forma Target Ownership Source: Public filings and press reports, ThomsonOne and Factset. Note:Dollars in billions. 5 (1) Includes announced and completed transactions over $500mm since 2007 with a U.S. target in which acquiror stock represented at least 45% of the consideration and the target shareholders owned <30% of the pro forma company. Excludes real estate, financial and energy transactions. 1-Day Premium All-StockMixed Consideratio TransactionsTransactions R² = 0.39

Premia in Minority Shareholder Control Transactions

Select transactions in U.S., Canada and Europe over past 10 years in which acquiror owned <50% stake prior to transaction and >65% post transaction(1)

Date Ann.	Target	Acquiror	TEV	1-Day Premium	Acq. % Ownership Prior	Acq. % Ownership PF	% Equity Consid.	PF Target Ownersh.(2)	
1/24/2017	Pfeiffer Vacuum Technology	Pangea GmbH	$0.9	4%	30%	100%	0%	0%	Non-US
12/9/2016	Sky plc	Twenty-First Century Fox	31.7	36%	39%	100%	0%	0%	Non-US
10/21/2016	Reynolds American	British American Tobacco	97.4	20%	42%	100%	48%	19%	
9/5/2016	Haldex AB	Knorr-Bremse Aktiengesellschaft	0.6	19%	15%	100%	0%	0%	Non-US
5/18/2016	KUKA Aktiengesellschaft	Mecca International	4.9	60%	10%	100%	0%	0%	Non-US
3/4/2016	Fomento de Construcciones y Contratas	Control Empresarial de Capitales	7.9	12%	37%	100%	0%	0%	Non-US
10/17/2014	Havas SA	Bollore	3.2	22%	36%	83%	100%	~10%	Non-US
7/23/2014	Bell Aliant	BCE	7.2	10%	44%	100%	75%(3)	7%	Non-US
6/3/2013	Dole Food Company	Investor Group	1.5	32%	38%	100%	0%	0%	
5/29/2012	Schuler AG	Andritz Beteiligungsgesellschaft IV	0.5	29%	15%	90%	0%	0%	Non-US
4/19/2009	PepsiAmericas	PepsiCo	6.0	43%	43%	100%	50%(3)	1%	
4/19/2009	The Pepsi Bottling Group	PepsiCo	14.4	45%	33%	100%	50%(3)	3%	
25th Percentile				**17%**	**26%**				
Median				**25%**	**36%**				
75th Percentile				**38%**	**40%**				

Source: Public filings and press reports, ThomsonOne and Factset.
Note: Dollars in billions.
(1) Includes announced and completed transactions over $500mm since 2007 with targets and acquirors located in North America and Europe where the acquiror had a stake < 50% prior to the transaction and a stake >65% post transaction. Excludes real estate, financials, and energy deals.
(2) Only includes pro forma target ownership in acquiror equity, not target stake retained.
(3) Investors had cash/stock election for proceeds, but consideration pro-rated such that total consideration was a fixed equity/cash percentage.

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